UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 29, 2014

STRYKER CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-9165 (Commission File Number)	38-1239739 (IRS Employer Identification No.)

2825 Airview Boulevard, Kalamazoo, Michigan (Address of principal executive offices)		49002 (Zip Code)

Registrant's telephone number, including area code: 269.385.2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 29, 2014, Stryker Corporation (the "Company") amended and restated its Senior Unsecured Revolving Credit Facility with various lenders and JPMorgan Chase Bank, N.A. as administrative agent, due in August 2017 (referenced in the Company's most recent Annual Report on Form 10-K as "the 2012 Facility"). The principal changes were to increase the aggregate principal amount of the commitments to $1.25 billion, to extend the maturity date to August 22, 2019 and to revise the definition of Consolidated EBITDA. The Amended and Restated Agreement continues to include an increase option permitting the Company to increase the size of the facility up to an additional $500 million, as well as a $500 million multicurrency sublimit (with no sublimit for euro borrowings), a $250 million letter of credit sublimit and other terms, conditions and covenants substantially the same as the 2012 Facility. The Amended and Restated Agreement has an annual facility fee ranging from 4.5 to 20 basis points and bears interest at the Offshore Rate, as defined in the Amended and Restated Agreement, plus an applicable margin ranging from 58 to 130 basis points; this applicable margin also applies to letters of credit. Both the facility fee and the applicable margin are dependent on the Company's credit ratings.

The foregoing summary is qualified in its entirety by the terms of the Amended and Restated Agreement, a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

ITEM 2.03	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OBLIGATION AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT.

The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

4.1  Amended and Restated Credit Agreement, dated as of August 29, 2014, among Stryker Corporation and certain subsidiaries, as designated borrowers; the lenders party thereto; and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRYKER CORPORATION
(Registrant)

September 3, 2014	/s/ William R. Jellison
William R. Jellison
Vice President, Chief Financial Officer